News Release

April 27, 2006
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces First Quarter Earnings For 2006

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported first quarter net income of $535,000, an increase of $20,000 or 4% from the first quarter of 2005. Earnings per share for the first quarter of 2006 were $0.32, which was $0.01 higher than the same period in 2005. Total assets as of March 31, 2006 were $248.2 million, which represented growth of $12.8 million from a year earlier. Loans have grown 4% in the last twelve months while deposits have increased 13% since March 31, 2005.

The increase in net income in the first quarter of 2006 resulted primarily from a reduced provision for loan losses and higher noninterest income, offset by higher noninterest expenses. Net interest income was fairly flat compared to first quarter 2005. While average earning assets have increased 6% from the first quarter of 2005, ChoiceOne's interest rate spread was down 33 basis points in the first quarter of 2006 as a result of deposits and borrowings repricing to a greater extent than loans and securities.

The provision for loan losses decreased $90,000 in the first quarter of 2006 compared to the same period in the prior year due to a reduction in total loans from year-end 2005 and improved asset quality. Noninterest income increased 6% in the first quarter of 2006 compared to first quarter of 2005 as a result of higher customer service fees at ChoiceOne Bank and higher profit-sharing income at the Bank's insurance agency. Noninterest expense increased $110,000 in the first quarter of 2006 compared to the first quarter of 2005. Higher employee salaries, training costs, director fees and foreclosed asset costs contributed to the increase in 2006.

James Bosserd, President and Chief Executive Officer, stated "With slower asset growth and compression within our net interest spread, its encouraging to see that we were able to improve net earnings due to improved noninterest income and a reduced provision for loan losses."

James Bosserd, President and Chief Executive Officer, said "Our net interest margin has declined due to the low interest rate environment. As interest rates rise, we anticipate that our margin will improve. Lower mortgage loan volume in the current year has also caused a reduction in income. We are proud of our asset growth and the improvement in our asset quality."

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-

looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.